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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant                       [ ]
Filed by a Party other than the Registrant    [X]

check the appropriate box:
[ ]   Preliminary Proxy Statement
[ ]   Definitive Proxy Statement
[X]   Definitive Additional Materials
[ ]   Soliciting Material Under Rule 14a-12

                                              [ ]  Confidential, for Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(e) (2)

                            COMPUTER HORIZONS CORP.
               --------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                   AQUENT LLC
   --------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required
     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
          0-11

     1.   Title of each class of securities to which transaction applies:

     2.   Aggregate number of securities to which transaction applies:

     3. Per unit price on other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined

     4.   Proposed maximum aggregate value of transaction:

     5.   Total fee paid:

     [ ]  Fee paid previously with preliminary material






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[AQUENT LOGO]


FOR IMMEDIATE RELEASE


                AQUENT SAYS CHOICE IS CLEAR FOR COMPUTER HORIZONS
                SHAREHOLDERS: VOTE FOR ENHANCED INDEPENDENCE AND
                         ACCOUNTABILITY TO SHAREHOLDERS

            Federal District Court Clears Aquent For Distribution Of
                           Definitive Proxy Materials

Boston, MA, May 2, 2003 -- Aquent LLC, a privately held global professional services firm, today issued the following statement regarding press releases issued earlier today by Computer Horizons (NASDAQ: CHRZ):

John Chuang, Chairman and Chief Executive Officer of Aquent LLC said, "We find it is unfortunate that Computer Horizons has rejected our $5.00 per share cash merger proposal, which represents 100 times management's 2003 earnings forecast. Our proposal provides a premium of 69% based on Computer Horizons' average closing share price of $2.96 over the 30 trading days prior to Aquent's April 14 announcement."

Mr. Chuang continued, "Therefore, shareholders now have a clear choice to make in connection with the upcoming Annual Meeting: Elect two new independent directors who will be open to considering premium proposals and maximizing shareholder value OR trust the current Board and management team, who ask shareholders to have faith in them despite their record of poor performance and sustained losses."

Mr. Chuang concluded, "We believe that the Computer Horizons Board has demonstrated that they will only act to protect shareholder interests when pressured to do so. We are pleased that the Board has responded to shareholder pressure and public criticism by severing its ties with former CEO John Cassese, retaining a financial advisor, and reducing somewhat the threshold required to call a special meeting of shareholders. Even under pressure, however, the Board has still failed to put this Company up for sale, or offer any other credible plan to deliver greater value to shareholders."

Aquent recommends all shareholders view its investor presentation that is available on the Internet at www.aquent.com/press/chrz_050203.pdf.

Aquent also confirmed that it has fully complied with an order issued by the Federal District Court, District of New Jersey regarding its proxy materials, which it commenced mailing to Computer Horizons shareholders today. Judge John
C. Lifland issued an order requiring Aquent to revise some portions of its proxy statement. He subsequently rejected attempts by Computer Horizons to prevent Aquent from circulating its revised proxy materials to Computer Horizons shareholders.


                                   -- more --




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                                      -2-


Computer Horizons' shareholders should expect to receive in the mail Aquent's proxy materials, including a supplement responding to the Court's order. Shareholders who have not yet submitted their proxy cards or wish to change their vote are encouraged to vote FOR Aquent's nominees and FOR its proposed by-law amendment, by signing, dating and returning the GOLD proxy card as soon as possible. Aquent noted that before receiving its proxy materials, Computer Horizons shareholders will likely receive proxy solicitation materials and a white proxy card from Computer Horizons' Board and management seeking their vote to elect management's slate of nominees as directors and support for other matters. Aquent strongly urges all Computer Horizons shareholders NOT to sign or return any WHITE proxy card sent by management until carefully considering ALL of the necessary facts.

About Aquent

Aquent LLC is a privately-held premier global solutions company that operates 70 offices located in 15 countries. Aquent consists of two divisions: IT Services, providing solutions in application development, quality assurance testing, and project management; and Marketing & Creative Services, providing outsourcing, systems consulting and staffing for Global 1000 companies. Aquent was founded 17 years ago and is headquartered in Boston, MA. Additional information about Aquent can be found on the Company's website at www.aquent.com.

In connection with Computer Horizons' upcoming Annual Meeting, Aquent has filed and plans to circulate a proxy statement with the Securities and Exchange Commission (SEC). COMPUTER HORIZONS SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement and other material (when available) and any other documents that may be filed by Aquent with the SEC in connection with the Annual Meeting at the SEC's web site at www.sec.gov. Computer Horizons shareholders may also obtain free copies of the proxy statement and other documents filed by Aquent in connection with the annual meeting, including information about the identity of the participants in the solicitation (who may be deemed to include, in addition to Aquent, Aquent's nominees Robert A. Trevisani and Karl E. Meyer, and Aquent's directors and executive officers John H. Chuang, Steven M. Kapner, Mia Wenjen and Nunzio Domilici) and a description of their direct and indirect interests, by security holdings or otherwise, by directing a request to: Aquent LLC, 711 Boylston Street, Boston, Massachusetts 02116, Attn: Steven M. Kapner, phone: (617) 535-5000, email: skapner@aquent.com.

SAFE HARBOR STATEMENT

Certain statements contained herein regarding matters that are not historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby, including due to risk factors listed from time to time in Computer Horizons' reports and filings with the Securities and Exchange Commission.

                                      # # #

Contact:

Investors                                 Media
Mark Harnett                              Matthew Sherman / Jeremy Jacobs
MacKenzie Partners                        Joele Frank, Wilkinson Brimmer Katcher
212-929-5877                              212-355-4449